Exhibit 5.1

[AMPEX CORPORATION LETTERHEAD]

June 30, 2005

Ampex Corporation

1228 Douglas Avenue

Redwood City, CA 94063

Re: Form S-8 Registration Statement and Post-Effective Amendment

Ladies and Gentlemen:

I have acted as counsel for Ampex Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Form S-8 Registration Statement and Post-Effective Amendment (the “Form S-8”), pursuant to which the Company proposes to register an additional 300,000 shares of its Class A Common Stock, par value $.01 per share (the “Shares”), reserved for issuance under the Ampex Corporation 1992 Stock Incentive Plan, as amended (the “Plan”), to reflect certain amendments made to the Plan, and to include a reoffer prospectus prepared in accordance with Part I of Form S-3.  Capitalized terms used and not defined herein shall have the meanings given to them in the Form S-8.  You have requested that I furnish my opinion as to the matters hereinafter set forth.

For the purposes of this letter, I have examined originals or copies of the following:

1.               the Form S-8, to which this opinion is an exhibit;

2.               the restated certificate of incorporation of the Company, as amended to date;

3.               the by-laws of the Company, as amended to date;

4.               the Plan; and

5.               records of corporate proceedings of the Company relating to the authorization and issuance of the Shares and the adoption and amendment of the Plan.

In rendering the opinion herein expressed I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing such documents, instruments and certificates.  I have also assumed that all of the Shares will be issued pursuant to the Plan for a purchase price of not less than $0.01 per share.

I do not express any opinion as to the laws of states or jurisdictions other than the State of California and matters of federal law and the Delaware General Corporation Law.  No opinion is expressed as to the effect that the laws of any other jurisdiction may have upon the subject matter of the opinions expressed herein under conflicts of law principles or otherwise.

On the basis of and in reliance upon the foregoing, and subject to the foregoing limitations, qualifications and exceptions, and subject to the effectiveness of the Form S-8, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to the reference to this opinion and to me wherever appearing in the Form S-8, including any prospectus constituting a part thereof, and any amendments thereto.  In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Joel D. Talcott

Joel D. Talcott
Vice President and General Counsel
Ampex Corporation